Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Charlottesville, VA – May 4, 2016 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported first quarter 2016 net income of $1.4 million or $0.57 per diluted share. This represents a 226.5% increase compared to net income of $415 thousand or $0.15 per diluted share recognized during the first quarter of 2015 and a 23.2% increase compared to net income of $1.1 million or $0.44 per diluted share recognized during the previous quarter.

“We are pleased with the increased net income realized in the first quarter that marches us toward our goal of a 1% return on assets in 2016. While this quarter saw softer loan demand, we continue to reap the rewards from the $110 million loan balance expansion experienced in 2015. Additionally, strategic actions are underway to strengthen the loan pipeline over the coming quarters,” said Glenn W. Rust, President and Chief Executive Officer. “Our focus will continue to be on improving our interest and noninterest income as we provide more products and services through both Virginia National Bank and VNB Wealth Management and on reducing expenses as we realize operational efficiencies and make better use of technology.”

First Quarter 2016 Highlights

●	Gross period end loans increased $924 thousand on a sequential quarter basis. Compared to March 31, 2015, gross loans outstanding increased $84.0 million or 24.6%.
●	Net interest margin improved 14 basis points to 3.48% compared to the prior quarter and 48 basis points compared to the first quarter of 2015.
●	Net interest income increased $135 thousand or 3.1% on a linked quarter basis and was up $739 thousand or 19.6% compared to the first quarter of 2015.
●

A recovery of provision for loan losses of $120 thousand was recognized in the first quarter as asset quality remains strong and internal metrics indicate a reduction of inherent risk within the portfolio.

●	The period end allowance for loan losses as a percentage of total loans decreased to 0.81% compared to 0.84% at December 31, 2015 and 1.00% at March 31, 2015.
●	Noninterest expense contracted during the quarter by $164 thousand or 4.1% compared to the fourth quarter of 2015 and was down $321 thousand or 7.8% compared to the first quarter of 2015.
●	VNB Wealth Management completed the purchase of a book of business which should add to the Company’s noninterest income over the coming quarters.
●	Return on average assets for the quarter improved to 0.97% from the 0.78% recorded in the prior quarter and 0.30% from the first quarter of 2015.

Net Interest Income and Net Interest Margin Increases

Net interest income of $4.5 million was up $135 thousand from the $4.4 million in the linked quarter. Average earning assets for the first quarter of 2016 totaled $526.6 million, fairly level with the prior quarter total of $527.1 million. Compared to the first quarter of 2015, net interest income improved $739 thousand or 19.6% over the $3.8 million recorded in 2015. An improved mix in earning assets contributed to the significant improvement in revenue, as average loans increased $98.4 million while the average balances in lower yielding investments and fed funds decreased $89.6 million in a year-over-year comparison.

The first quarter 2016 tax-equivalent net interest margin was 3.48%, up 14 basis points from 3.34% for the prior quarter. Compared to the quarter ended March 31, 2015, the tax-equivalent net interest margin improved 48 basis points from 3.00%. The yield on average earning assets for the first quarter of 2016 of 3.66% was 47 basis points over the same period of 2015, resulting in the margin improvement. The cost of funds at 19 basis points remained fairly consistent and low compared to peers.

Noninterest Income Contracts Slightly

Noninterest income for the first quarter of 2016 was $1.1 million, down $86 thousand compared to the fourth quarter of 2015 and down $60 thousand compared to the first quarter of 2015. Small downticks in several noninterest income categories contributed to the slight decline. Additionally, noninterest income was somewhat suppressed in other categories for the quarter due to timing, such as the first quarter brokerage and insurance revenue were lower than anticipated as a result of a one month delay in the closing on the purchase of a wealth management practice; no royalty income was recognized in the first quarter of 2016 as accurate estimates of revenue stemming from ongoing referral fees were unavailable when closing out the quarter; and one-time losses were realized on disposition of assets which decreased noninterest income.

Noninterest income is expected to increase in the coming quarters as VNB Wealth Management focuses on the addition of new clients and profitable Assets Under Management. Likewise, the Bank will look to grow existing income streams and to create new ones this year.

Noninterest Expense and Efficiency Ratio Improves

Noninterest expense for the first quarter of 2016 was $3.8 million, down $164 thousand compared to the fourth quarter of 2015. This improvement over the linked quarter occurred primarily due to a further decline in salaries and employee benefits as we continually take advantage of opportunities to streamline operations and maximize the efficiency of staff. In a year-over-year comparison, noninterest expense was down $321 thousand or 7.8% from the $4.1 million reported for the first three months of 2015, driven by $398 thousand of savings in salaries and employee benefits. Management continues to evaluate expenses for potential reductions that would have a positive impact on net income on an ongoing basis.

The efficiency ratio improved to 66.8% for the first quarter of 2016 compared to 70.2% for the fourth quarter of 2015 and 82.1% for the first quarter of 2015. The improved asset mix from the significant loan growth experienced last year, together with additional noninterest income prospects, should add to the revenue stream, while cost reduction strategies should lower expenses. This combination should continue to improve the efficiency ratio over time.

Balance Sheet Trends

Gross loans outstanding at March 31, 2016 totaled $424.6 million, compared to $423.7 million at December 31, 2015 and $340.6 million at March 31, 2015. Average gross loans for the first quarter of 2016 totaled $421.5 million, up $13.8 million or 3.4% compared to $407.7 million during the fourth quarter of 2015 and up $98.4 million or 30.5% compared to $323.1 million during the first quarter of 2015.

From the $289.6 million outstanding at September 30, 2014, gross loans have increased $135.0 million, or 46.6%, due to approximately $71.6 million in net organic loan growth, supplemented by purchases of $27.0 million in syndicated loans and $36.4 million in student loans. The purchase of a second student loan package totaling $25.6 million closed in the fourth quarter of 2015, accounting for the majority of the increase in average gross loans for the first quarter of 2016 compared to the linked quarter.

While the increase in loan balances slowed to a modest $924 thousand during the first quarter of 2016, after experiencing significant loan growth in each of the prior five quarters, the benefit from the expansion in these higher yielding assets will continue to strengthen earnings into 2016. Management does not expect loan balances to continue to grow at the same pace as seen in 2015 but does still expect meaningful growth in the loan portfolio in 2016. To achieve this goal, we will continue to evaluate loan purchase transactions to supplement organic loan growth, from time to time. The loan-to-deposit ratio at March 31, 2016 stood at a strong 88.7%, a 14.9 percentage point improvement over the 73.8% at March 31, 2015.

Total assets at March 31, 2016 were $555.8 million, down $11.7 million or 2.1% from the $567.5 million at December 31 2015 and up $11.9 million or 2.2% from the $543.9 million reported at March 31, 2015. The year-over-year net growth in assets was funded largely by expansion within all deposit categories totaling $17.1 million, while repurchase agreement sweep balances contracted by $1.0 million over that period. Deposits and repurchase agreement sweep balances totaled $497.3 million at March 31, 2016, up 3.4% from the $481.2 million at March 31, 2015 and down 2.4% from the $509.7 million at December 31, 2015.

Credit Quality Remains Strong

While the Company has experienced tremendous loan growth since September 30, 2014, we continued to adhere to strong credit metrics. The allowance for loan losses as a percentage of total loans decreased to 0.81% at March 31, 2016, compared to 0.84% at December 31, 2015 and 1.00% at March 31, 2015. The decreased balance in the allowance relative to total loans compared to the prior periods is reflective of the continued improvement in the historical loss rate, as well as a favorable shift in the mix of loans toward categories requiring minimal or no reserve, such as student loans that are insured by a surety bond and loans secured by readily-marketable collateral.

A recovery of provision for loan losses of $120 thousand was recorded in the first quarter of 2016, while a provision for loan losses of $58 thousand was recognized for the previous quarter and $317 thousand for the first quarter of 2015. Net loan charge-offs for the first quarter of 2016 totaled $7 thousand, for the fourth quarter of 2015 totaled $4 thousand, and for the first quarter of 2015 totaled $77 thousand. This resulted in an allowance for loan losses at March 31, 2016 of $3.4 million, down $127 thousand from December 31, 2015. In a year-over-year comparison, the allowance for loan losses increased $36 thousand or 1.1% over the balance at March 31, 2015, even though total loan balances increased 24.6% over that same period.

Nonperforming assets remained low at $185 thousand or 0.03% of total assets. The level of nonperforming assets, comprised of Other Real Estate Owned (“OREO”) and nonaccrual loan balances, contracted $1.2 million compared to the balance at March 31, 2015. As of year-end 2015, the Company reported a zero balance in OREO, as the property carried at $1.2 million as of March 31, 2015 was sold. Nonaccrual loans remained low and totaled $185 thousand at March 31, 2016, compared with the $191 thousand and $211 thousand at December 31, 2015 and March 31, 2015, respectively.

Shareholders’ Equity and Stock Repurchases

Total shareholders’ equity was $56.6 million at March 31, 2016 compared to $56.3 million at December 31, 2015 and $61.6 million at March 31, 2015.

The year-over-year decline was attributable to the Company’s success with its stock repurchase program approved during the third quarter of 2014, which authorized the purchase of up to 400,000 shares of the Company’s common stock. The Company announced on September 21, 2015 that its Board of Directors extended the program for another year. During the first quarter of 2016, the Company purchased 55,062 shares. A total of 343,559 shares have been purchased since the beginning of this program, with the remaining 56,441 shares available for purchase through September 18, 2016 under the extended program. The repurchase program does not obligate the Company to repurchase any shares and may be suspended or terminated at any time.

The book value per share at March 31, 2016 was $23.99, compared to $23.33 at December 31, 2015 and $22.90 at March 31, 2015. Dividends of $236 thousand were declared during the first quarter of 2016, while net income of $1.1 million or 82.6% was retained.

Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Company’s Tier 1 Leverage Ratio was 9.91% at March 31, 2016, compared to 10.05% at December 31, 2015 and 11.00% at March 31, 2015. Total Risk-based Capital Ratio was 13.04% at March 31, 2016, compared to 13.39% at December 31, 2015 and 16.49% at March 31, 2015.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank also has a loan production office in Warrenton, Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage, investment advisory, annuity and insurance services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015 with the Securities and Exchange Commission on March 30, 2016. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

(UNAUDITED)

	March 31, 2016	March 31, 2015
ASSETS
Cash and due from banks	$9,786	$13,388
Federal funds sold	23,857	8,796
Securities:
Available for sale, at fair value	71,436	154,674
Restricted securities, at cost	1,708	1,586
Total securities	73,144	156,260
Loans	424,588	340,645
Allowance for loan losses	(3,440)	(3,404)
Loans, net	421,148	337,241
Premises and equipment, net	8,445	9,335
Other real estate owned, net of valuation allowance	-	1,177
Bank owned life insurance	13,585	13,141
Goodwill	372	-
Other intagible assets, net	756	-
Accrued interest receivable and other assets	4,749	4,581
Total assets	$555,842	$543,919
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$172,431	$163,556
Interest-bearing	87,402	83,253
Money market deposit accounts	103,109	101,148
Certificates of deposit and other time deposits	115,851	113,687
Total deposits	478,793	461,644
Securities sold under agreements to repurchase	18,519	19,514
Accrued interest payable and other liabilities	1,951	1,178
Total liabilities	499,263	482,336
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,358,777 and 2,688,781
issued and outstanding at March 31, 2016
and March 31,2015, respectively	5,897	6,722
Capital surplus	21,117	27,902
Retained earnings	29,289	26,192
Accumulated other comprehensive income	276	767
Total shareholders' equity	56,579	61,583
Total liabilities and shareholders' equity	$555,842	$543,919

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(UNAUDITED)

	For the three months ended
	March 31, 2016	March 31, 2015
Interest and dividend income:
Loans, including fees	$4,333	$3,262
Federal funds sold	31	23
Investment securities:
Taxable	280	582
Tax exempt	84	116
Dividends	21	21
Other	4	7
Total interest and dividend income	4,753	4,011

Interest expense:
Demand and savings deposits	67	57
Certificates and other time deposits	160	167
Federal funds purchased and securities sold
under agreements to repurchase	12	12
Total interest expense	239	236
Net interest income	4,514	3,775
Provision for (recovery of) loan losses	(120)	317
Net interest income after provision
for (recovery of) loan losses	4,634	3,458

Noninterest income:
Trust income	388	449
Brokerage and insurance income	87	16
Royalty income	-	45
Customer service fees	219	234
Debit/credit card and ATM fees	198	180
Earnings/increase in value of bank owned
life insurance	109	108
Fees on mortgage sales	48	37
Gains on sales of securities	8	22
Gains (losses) on sales of other assets	(25)	-
Other	92	93
Total noninterest income	1,124	1,184

Noninterest expense:
Salaries and employee benefits	1,918	2,316
Net occupancy	476	496
Equipment	135	130
Other	1,268	1,176
Total noninterest expense	3,797	4,118

Income before income taxes	1,961	524
Provision for income taxes	606	109
Net income	$1,355	$415
Earnings per common share, basic	$0.57	$0.15
Earnings per common share, diluted	$0.57	$0.15
Weighted average shares outstanding, basic	2,382,951	2,688,400
Weighted average shares outstanding, diluted	2,397,039	2,698,064

VIRGINIA NATIONAL BANKSHARES CORPORATION

Financial Highlights

(dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Per Share Data:
Earnings per weighted
average share, basic	$0.57	$0.44	$0.34	$0.30	$0.15
Weighted average shares
outstanding, basic	2,382,951	2,430,053	2,435,874	2,577,424	2,688,400
Actual shares outstanding	2,358,777	2,412,589	2,435,874	2,435,874	2,688,781
Book value per share
at period end	$23.99	$23.33	$23.15	$22.66	$22.90

Performance Ratios:
Return on average assets	0.97%	0.78%	0.60%	0.57%	0.30%
Return on average equity	9.61%	7.67%	6.16%	5.18%	2.74%
Net interest margin (FTE)[1]	3.48%	3.34%	3.22%	3.18%	3.00%
Efficiency ratio[2]	66.84%	70.21%	75.99%	78.92%	82.05%

Capital Ratios:
Tier 1 leverage ratio	9.91%	10.05%	10.09%	10.24%	11.00%
Total risk-based capital ratio	13.04%	13.39%	13.85%	14.71%	16.49%

Asset Quality:

Allowance for loan losses:
Beginning of period	$3,567	$3,513	$3,454	$3,404	$3,164
Provision for (recovery of) loan losses	(120)	58	88	-	317
Charge-offs	12	12	41	2	86
Recoveries	(5)	(8)	(12)	(52)	(9)
Net charge-offs (recoveries)	7	4	29	(50)	77
End of period	3,440	3,567	3,513	3,454	3,404
Nonaccrual loans	185	191	245	205	211
OREO	-	-	540	732	1,177
Total nonperforming assets	185	191	785	937	1,388
Nonperforming assets as a % of total assets	0.03%	0.03%	0.14%	0.18%	0.26%
Nonperforming assets as a % of total loans
plus other real estate owned	0.04%	0.05%	0.20%	0.25%	0.41%
Allowance for loan losses
to total loans	0.81%	0.84%	0.90%	0.94%	1.00%
Non-accruing loans to
total loans	0.04%	0.05%	0.06%	0.06%	0.06%
Annualized net charge-offs (recoveries)
to average loans	0.01%	0.00%	0.03%	-0.06%	0.10%

1 The net interest margin is reported on a fully tax equivalent basis (FTE).

2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust
434-817-8649